UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 3, 2013 (December 27, 2012)

ANCESTRY.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34518	26-1235962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

360 West 4800 North, Provo, UT		84604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 705-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

Pursuant to that certain Agreement and Plan of Merger, dated as of October 21, 2012 (the “Merger Agreement”), by and among Ancestry.com Inc., a Delaware corporation (the “Company”), Global Generations International Inc. (“Parent”), a Delaware corporation, and Global Generations Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Acquiring Parties”), Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

Pursuant to the Merger Agreement, on December 28, 2012, each outstanding share of common stock of the Company (other than shares owned by the Company or the Acquiring Parties, holders who otherwise agreed with Parent or stockholders who properly exercised appraisal rights under Delaware law) was cancelled and converted automatically into the right to receive $32.00 in cash, without interest. In connection with the closing of the Merger, the Company’s Chief Executive Officer and Chief Financial Officer and another employee of the Company rolled over certain of their existing equity interests in the Company into indirect equity interests of Parent.

The description of the Merger contained in this Introduction does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 22, 2012.

As of the effective time of the Merger, the Company is indirectly beneficially owned approximately 54% by certain investment funds advised by Permira Advisers, LLC (“Permira IV”). Pursuant to stockholders agreements entered into by Permira IV, its co-investors and members of our management, Permira IV controls the Company through its right to appoint the board of directors of the Company’s indirect parent company and, subject to certain limitations, its ability to direct the vote of the co-investors and members of our management.

Item 1.01.	Entry into a Material Definitive Agreement

11.00% Senior Notes due 2020

In connection with the Merger, Merger Sub issued an aggregate principal amount of $300,000,000 of its 11.00% Senior Notes due 2020 (the “Notes”), pursuant to the terms and conditions of an indenture dated as of December 28, 2012 (the “Initial Indenture”), by and among Merger Sub, an indirect parent company of Merger Sub and Wells Fargo Bank, National Association, as the Trustee (the “Trustee). In connection with the closing of the Merger, pursuant to a supplemental indenture dated as of December 28, 2012 (the “Supplemental Indenture,” and together with the Initial Indenture, the “Indenture”), the Company assumed all of Merger Sub’s obligations under the Notes and the Initial Indenture and certain subsidiaries and parent entities of the Company guaranteed the Notes.

The Notes are general unsecured obligations of the Company and rank pari passu in right of payment with all existing and future indebtedness of the Company, other than its subordinated obligations. The Notes will bear interest from December 28, 2012 at an annual rate of 11% per annum, payable semi-annually on each June 15 and December 15, commencing on June 15, 2013. The Notes will mature on December 15, 2020. The Indenture includes customary covenants and events of default.

Merger Sub entered into a registration rights agreement, dated December 28, 2012, among Merger Sub, an indirect parent entity of the Company and the initial purchasers party thereto (the “Registration Rights Agreement”). In connection with the closing of the Merger, on December 28, 2012, the Company and the guarantors entered into a joinder to the Registration Rights Agreement, pursuant to which the Company has agreed to consummate an exchange offer for the Notes to exchange the Notes for notes with substantially identical terms that may be publicly traded within 360 days after December 28, 2012. The Company may be obligated to pay additional interest on the Notes if it fails to satisfy its obligations under the Registration Rights Agreement.

Credit Agreement

In connection with the closing of the Merger, on December 27, 2012, the Company repaid all amounts outstanding under its existing senior secured revolving credit facility with Bank of America, N.A., as administrative agent, and certain other financial institutions (the “Existing Credit Facility”) and terminated the Existing Credit Facility.

On December 28, 2012, in connection with the closing of the Merger, the Company entered into new credit facilities with a syndicate of financial institutions led by Barclays Bank PLC, as administrative agent and collateral agent (the “Agent”). The new credit facilities consist of a $670.0 million term loan facility that matures December 28, 2018 and a $50.0 million revolving facility that matures December 28, 2017. Certain subsidiaries and parent entities of the Company guarantee the new credit facilities. All obligations under the new credit facilities and the related guarantees are secured by a perfected first priority lien or security interest in substantially all of the Company and the guarantors’ tangible and intangible assets.

The new credit facilities also provide for a swingline subfacility of $12.5 million, a letter of credit facility of $25.0 million and an uncommitted incremental facility in an amount not to exceed the sum of $150.0 million plus an amount which does not cause the total net secured leverage ratio to exceed 3.50 to 1.00, subject to certain conditions. The term loan borrowings currently bear interest at 7.00%, and the revolver is currently undrawn. There is a commitment fee, in respect of the unutilized commitments under the revolving facility, of 0.50% per annum. There are also customary letter of credit fees. The new credit facilities also include customary repayment and prepayment provisions.

The new credit facilities contain customary affirmative and negative covenants and events of default, and the new revolving facility contains a maximum total net secured leverage ratio, which will be tested quarterly and upon drawdown in each case when utilization of the new revolving credit facility is greater than $15.0 million.

Transaction and Monitoring Fee Agreement

On December 28, 2012, in connection with the closing of the Merger, the Company entered into a separate transaction and monitoring fee agreement with affiliates of Permira IV pursuant to which such affiliates will be entitled to receive a transaction fee in connection with the closing of the Merger and a periodic monitoring fee in consideration of services to be provided to the Company in connection with the Merger and thereafter.

Item 1.02.	Termination of a Material Definitive Agreement

The information in Item 1.01 of this current report under the heading “Credit Agreement” is incorporated by reference in this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this current report under the headings “11.00% Senior Notes due 2020” and “Credit Agreement” is incorporated by reference in this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Arrangements for Certain Officers

On December 28, 2012, in connection with the closing of the Merger, the Company entered into amended and restated employment agreements with its Chief Executive Officer and Chief Financial Officer on substantially the same terms as their existing employment agreements with updates to conform to the post-Merger corporate structure, to remove the term of the Chief Executive Officer’s agreement, to increase the non-competition periods of both executives and to make certain increases to the Chief Financial Officer’s severance package.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 21, 2012, by and among Global Generations International Inc., Global Generations Merger Sub Inc. and Ancestry.com Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2012)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the co-registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

ANCESTRY.COM INC.

BY:	/s/ William C. Stern
William C. Stern
General Counsel

Date: January 3, 2013

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 21, 2012, by and among Global Generations International Inc., Global Generations Merger Sub Inc. and Ancestry.com Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2012)